UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2007.
GLASSMASTER COMPANY
(Exact name of registrant as specified in its charter)

South Carolina	0-2331	57-0283724
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

PO Box 788, Lexington SC	29071
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 803-359-2594
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 27, 2007, Glassmaster Company (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Lenzing Plastics GMBH (“Lenzing”) for the sale of the Company’s assets used in its monofilament business. The monofilament business consists of substantially all of the assets, revenues, and expenditures of the Company’s Industrial Products segment. Lenzing has agreed to pay $3 million for substantially all of the personal property of the monofilament business and a portion of the Company’s real estate located in Lexington, South Carolina. The Agreement reflects an expectation that the sale will be completed while the Company is under the protection of the U.S. Bankruptcy Court within a Chapter 11 bankruptcy.
Item 1.03 Bankruptcy or Receivership.
On April 27, 2007, the Company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of South Carolina (the “Bankruptcy Court”). The Company’s bankruptcy case is being administered in the Bankruptcy Court under the caption “In re: Glassmaster Company,” case no. 07-02242-hb, before the Honorable Helen E. Burris, United States Bankruptcy Judge. The Company will continue to operate their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court. The Company anticipates that the sale of the monofilament business will take place under the supervision of the Bankruptcy Court. Additionally, the Company anticipates that the Company will be liquidated through various asset sales for the benefit of its secured and unsecured creditors. It is not currently expected that shareholders will receive a distribution from the Bankruptcy Court.
The Company’s wholly-owned subsidiaries, Glassmaster Controls, Inc. and Glassmaster Marine, LLC, are not expected, currently, to file for relief under Chapter 11 of the U.S. Bankruptcy Code.
Item 2.06 Material Impairments.
As of December 3, 2006, the Company had a deferred tax asset of $1,971,078. In connection with its review of the financial statements for the quarter ended March 4, 2007, the Company concluded that, under generally accepted accounting principles, it is required to record a valuation allowance against the deferred tax asset. A valuation allowance against a deferred tax asset is required where the company cannot clearly establish that it is more likely than not that the deferred tax asset will be realized.
The Company’s primary plan, as noted in its form 10-KSB for the fiscal year ended August 31, 2006, was to utilize the deferred tax asset on future income from operations. New information has come to the attention of management regarding the values of certain assets that the Company has estimated would, in a sale transaction, generate gains in excess of the net operating losses that are the primary component of the deferred tax asset. At this time, management estimates that the allowance will be approximately $1,050,000, although there can be no assurance that the final allowance will not differ by a material amount from that estimate. Additionally, the Company will record no deferred tax benefit during the quarter ended March 4, 2007.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 18, 2007, the Company received an OTCBB Delinquency Notification (the “Notification”) from the NASD. The Notification states that “pursuant to NASD Rule 6530, unless the delinquency filing has been received and time stamped by the Commission’s EDGAR system by 5:30 p.m. EST on 5/18/2007, the securities of the Company will not be eligible for quotation on the OTC Bulletin Board and therefore, will be removed”. The Company does not anticipate, given the status of its debts with its current independent registered public accounting firm, that it will be capable of filing a 10-QSB during the time period stated. It is, therefore, expected that the Company will cease to be quoted on the OTC Bulletin Board.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Neil McLeod, Vice President — Human Resources, has retired effective April 30, 2007. He will remain as Secretary and Treasurer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLASSMASTER COMPANY

Date: May 1, 2007	By:	/s/ Nathan Leaphart

Nathan Leaphart Chief Financial Officer